                         NON-QUALIFIED STOCK OPTION AGREEMENT


              THIS AGREEMENT, dated as of February 2, 1998 is made by and between Randall's Food Markets, Inc., a Texas corporation (hereinafter referred to as the "Company"), and Michael M. Calbert, an employee of the Company or a Subsidiary (as defined below) or Affiliate (as defined below) of the Company, hereinafter referred to as "Optionee".

              WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its common stock, par value $.25 per share (the "Common Stock");

              WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

              WHEREAS, the Committee (as hereinafter defined), appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Non-Qualified Options provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Options;

              NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

              Whenever the following terms are used in this Agreement, they shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

SECTION 1.1 - AFFILIATE

              "Affiliate" shall mean, with respect to the Company, any corporation directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board of Directors of the Company in which the Company or an Affiliate has an interest.

SECTION 1.2 - CAUSE

              "Cause" shall mean (i) Optionee's willful and continued failure to perform Optionee's duties with respect to the Company or its subsidiaries which continues beyond ten days after a written demand for substantial performance is delivered to Optionee by the Company or (ii) misconduct by Optionee involving
(x) dishonesty or breach of trust in connection with Optionee's employment or
(y) conduct which would be a reasonable basis for an indictment of Optionee for a felony or for a misdemeanor involving moral turpitude.

SECTION 1.3 - CODE

              "Code" shall mean the Internal Revenue Code of 1986, as amended.

SECTION 1.4 - COMMITTEE

              "Committee" shall mean the Compensation Committee of the Company.

SECTION 1.5 - GRANT DATE

              "Grant Date" shall mean the date on which the Options provided for in this Agreement were granted.

SECTION 1.6 - MANAGEMENT GROUP

              "Management Group" shall mean the group consisting of all or certain Officers of the Company on the date hereof, whether or not such person remains in that capacity.

SECTION 1.7 - MANAGEMENT STOCKHOLDER'S AGREEMENT

              "Management Stockholder's Agreement" shall mean that certain Management Stockholder's Agreement dated as of February 2, 1998 between the Optionee and the Company.

SECTION 1.8 - OFFICER

              "Officer" shall mean the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

SECTION 1.9 - OPTIONS

              "Options" shall mean the non-qualified options, which may include a Time Option and/or a Performance Option, to purchase Common Stock granted under this Agreement.

SECTION 1.10 - PERFORMANCE OPTION

              "Performance Option" shall mean an Option with respect to which the commencement of exercisability is governed by Section 3.1(b) hereof.

SECTION 1.11 - PERMANENT DISABILITY

              The Optionee shall be deemed to have a "Permanent Disability" when the majority of the Board of Directors of the Company shall, in good faith, so determine.

SECTION 1.12 - PLAN

              "Plan" shall mean the 1997 Stock Purchase and Option Plan for Key Employees of Randall's Food Markets, Inc. and Subsidiaries.

SECTION 1.13 - PRONOUNS

              The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

SECTION 1.14 - RETIREMENT

              "Retirement" shall mean retirement (i) at age 65 or over (or such other age as may be approved by the Board of Directors of the Company) after having been employed by the Company or a Subsidiary for at least three years or
(ii) at age 55 or over (or such other age as may be approved by the Board of

Directors of the Company) after having been employed by the Company or a Subsidiary for at least 10 years.

SECTION 1.15 - SECRETARY

              "Secretary" shall mean the Secretary of the Company.

SECTION 1.16 - SUBSIDIARY

              "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations, or group of commonly controlled corporations, (other than the last corporation in the unbroken chain), then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 1.17 - TIME OPTION

              "Time Option" shall mean an Option with respect to which the commencement of exercisability is governed by Section 3.1(a) hereof.

SECTION 1.18 - TRIGGER DATE

              "Trigger Date" shall mean the date hereof; provided that with respect to Optionees who enter into this Agreement on February 2, 1998, the Trigger Date shall mean June 29, 1997.


                                      ARTICLE II

                                   GRANT OF OPTIONS

SECTION 2.1 - GRANT OF OPTIONS

              For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee a Time Option and/or a Performance Option to purchase any part or all of an aggregate of the number of shares set forth with respect to each such Option on the signature page hereof of its Common Stock upon the terms and conditions set forth in this Agreement.

SECTION 2.2 - EXERCISE PRICE

              Subject to Section 2.4, the exercise price of the shares of stock covered by the Options shall be $12.11 per share without commission or other charge.

SECTION 2.3 - CONSIDERATION TO THE COMPANY

              In consideration of the granting of these Options by the Company, the Optionee agrees to render faithful and efficient services to the Company or a Subsidiary or Affiliate, with such duties and responsibilities as the Company shall from time to time prescribe. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause.

SECTION 2.4 - ADJUSTMENTS IN OPTIONS PURSUANT TO MERGER, CONSOLIDATION, ETC.

              Subject to Section 9 of the Plan, in the event that the outstanding shares of the stock subject to an Option are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or otherwise, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares and/or the amount of consideration as to which or for which, as the case may be, such Option, or portions thereof then unexercised, shall be exercisable. Any such adjustment made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.


                                     ARTICLE III

                               PERIOD OF EXERCISABILITY

SECTION 3.1 - COMMENCEMENT OF EXERCISABILITY

              (a)    Time Options shall become exercisable as follows:

                                                 Percentage of Time Option
Date Time Option                                 Shares Granted As to Which

Becomes Exercisable                              Time Option Is Exercisable
-------------------                              --------------------------

After the first anniversary
  of the Trigger Date                                      20%

After the second anniversary
  of the Trigger Date                                      40%

After the third anniversary
  of the Trigger Date                                      60%

After the fourth anniversary
  of the Trigger Date                                      80%

After the fifth anniversary
  of the Trigger Date                                      100%

              Notwithstanding the foregoing, the Time Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to a Change of Control (but only to the extent such Option has not otherwise terminated or become exercisable). A "Change of Control" means (i) a sale of all or substantially all of the assets of the Company to a Person who is not an Affiliate of Kohlberg Kravis Roberts & Co., L.P. ("KKR"), (ii) a sale by KKR or any of its Affiliates resulting in more than 50% of the voting stock of the Company (on a fully diluted basis, including, without limitation, after giving effect to the exercise of the option to purchase 3,606,881 shares of Common Stock granted to RFM Acquisition LLC by the Company) being held by a Person or Group that does not include KKR or any of its Affiliates or the Management Group or (iii) a merger or consolidation of the Company into another Person which is not an Affiliate of KKR. "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

"Group" means two or more Persons acting together as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company.

              (b) The Performance Option shall become exercisable with respect to 20% of the shares of Common Stock subject to such Option on each Vesting Date following a Determination Date that the Company's Cumulative EBITDA equals or exceeds the Cumulative EBITDA Target as of such Determination Date and the actual EBITDA for that year equals or exceeds the EBITDA Target for that year. If the Company's EBITDA for a Plan Year is less than 100% of the EBITDA Target for such Plan Year (a "Missed Year"), no such Performance Option shall become exercisable with respect to any additional shares of Common Stock on the Vesting Date for such Plan Year. If, for any Plan Year subsequent to a Missed Year, EBITDA exceeds the EBITDA Target AND Cumulative EBITDA exceeds the Cumulative EBITDA Target, then any prior percentage of Performance Options in respect of prior Missed Years shall become exercisable (but only to the extent such Option has not otherwise terminated or become exercisable).

              Notwithstanding the foregoing, the Performance Option shall become exercisable as to 100% of the shares of Common Stock subject to such Option after seven years and 11 months after the Trigger Date (but only to the extent such Option has not otherwise terminated or become exercisable).

              (c)    For purposes of Section 3.1(b):

              (i) "Cumulative EBITDA" means with respect to any Performance Option, the sum of the EBITDA for the Company and its consolidated subsidiaries during the period commencing on June 29, 1997 and ending on the last day of the Plan Year preceding the Determination Date.

              (ii) "Cumulative EBITDA Targets" means with respect to any Performance Option, the sum of the EBITDA Targets for the period commencing on June 29, 1997 and ending on the last day of the Plan Year preceding the Determination Date.

              (iii) "Determination Date" with respect to each Plan Year means the September 30 following such Plan Year.

              (iv) "EBITDA" shall mean, with respect to the Company and its consolidated subsidiaries, net income before net interest expense, income taxes, depreciation and amortization, writedown of property and securities, extraordinary loss on extinguishment of debt, loss on disposal of discontinued operations and loss from operation of discontinued operations.

              (v) "EBITDA Target" shall have the meaning ascribed to such term in Schedule I hereto for Plan Years 1998 through 2002 and such other targets as are established by the Committee with respect to subsequent Plan Years; PROVIDED, that to the extent that the Company or any of its subsidiaries disposes or acquires assets out of the ordinary course of business the Committee will decrease or increase, as the case may be, the EBITDA Target for such dispositions or acquisitions.

              (vi) "Plan Year" means (i) the period from June 29, 1997 to June 28, 1998 with respect to Plan Year 1998 and (ii) thereafter, the period commencing on the day immediately succeeding the close of the prior Plan Year until the Saturday closest to each June 30.

              (vi) "Vesting Date" means three calendar days after the relevant Determination Date.

              (d) Notwithstanding the foregoing, no Option shall become exercisable as to any additional shares of Common Stock following the termination of employment of the Optionee for any reason other than a termination of employment because of death, Permanent Disability or Retirement of the Optionee (if such Optionee has been employed by the Company or any subsidiary of the Company for at least three years after the Grant
Date) and any Option (other than as provided in the next succeeding sentence) which is non-exercisable as of the Optionee's termination of employment shall be immediately cancelled. In the event of a termination of employment because of such death, Permanent Disability or Retirement, the Time Options (but not the Performance Options) shall immediately become exercisable as to all shares of Common Stock subject thereto.

              (e) In the event the Company elects to change its fiscal year, the definitions of EBITDA Target and Plan Year shall be amended by the Committee in good faith and in a manner consistent with such definitions included in this Agreement on the date hereof.

SECTION 3.2  -  EXPIRATION OF OPTIONS

              Except as otherwise provided in Section 5 or 6 of the Management Stockholder's Agreement, the Options may not be exercised to any extent by the Optionee after the first to occur of the following events:

              (a)    The tenth anniversary of the Grant Date; or

              (b) The first anniversary of the date of the Optionee's termination of employment by reason of death, Permanent Disability or Retirement; or

              (c) The first business day which is fifteen calendar days after the earlier of (i) 75 days after termination of employment of the Optionee for any reason other than for Cause, death, Permanent Disability or Retirement or (ii) the delivery of notice by the Company that it does not intend to exercise its call right under Section 6 of the Management Stockholder's Agreement; PROVIDED, HOWEVER, that in any event the Options shall remain exercisable under this subsection 3.2(c) until at least 45 days after termination of employment of the Optionee for any reason other than for death, Permanent Disability or Retirement; or

              (d) The date the Option is terminated pursuant to Section 5, 6 or 8(b) of the Management Stockholder's Agreement;

              (e) The date of an Optionee's termination of employment by the Company for Cause (without regard to Sections 5 or 6 of the Management Stockholder's Agreement); or

              (f) If the Committee so determines pursuant to Section 9 of the Plan, the effective date of either the merger or consolidation of the Company into another Person, or the exchange or acquisition by another Person of all or substantially all of the Company's assets or 80% or more of its then outstanding voting stock, or the recapitalization, reclassification, liquidation or dissolution of the Company. At least ten (10) days prior to the effective date of such merger, consolidation, exchange, acquisition, recapitalization, reclassification, liquidation or dissolution, the Committee shall give the Optionee notice of such event if the Option has then neither been fully exercised nor become unexercisable under this Section 3.2.


                                      ARTICLE IV

                                 EXERCISE OF OPTIONS

SECTION 4.1 - PERSON ELIGIBLE TO EXERCISE

              Except as otherwise provided in the Management Stockholder's Agreement, during the lifetime of the Optionee, only he may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under
Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee's will or under the then applicable laws of descent and distribution.

SECTION 4.2 - PARTIAL EXERCISE

              Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under
Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

SECTION 4.3 - MANNER OF EXERCISE

              An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2.:

              (a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

              (b) Full payment (in cash, by check or by a combination thereof) for the shares with respect to which such Option or portion thereof is exercised;

              (c) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the "Act"), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its absolute discretion, take whatever additional actions it deems appropriate to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations;

              (d) Full payment to the Company of all amounts which, under federal, state or local law, it is required to withhold upon exercise of the Option; and

              (e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an

Option does not violate the Act, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear and appropriate legend referring to the provisions of subsection (c) above and the agreements herein. The written representation and agreement referred to in subsection (c) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is than effective in respect of such shares.

SECTION 4.4 - CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES

              The shares of stock deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

              (a) The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

              (b) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

SECTION 4.5 - RIGHTS AS STOCKHOLDERS

              The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such shares shall have been issued by the Company to such holder.

                                      ARTICLE V

                                    MISCELLANEOUS

SECTION 5.1 - ADMINISTRATION

              The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options. In its absolute discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

SECTION 5.2 - OPTIONS NOT TRANSFERABLE

              Except as provided in the Management Stockholder's Agreement, neither the Options nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law judgement, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section
5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

SECTION 5.3 - SHARES TO BE RESERVED

              The Company shall at all times during the term of the Options reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of this Agreement.

SECTION 5.4 - NOTICES

              Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.4. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

SECTION 5.5 - TITLES

              Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

SECTION 5.6 - APPLICABILITY
OF PLAN AND MANAGEMENT STOCKHOLDER'S AGREEMENT

              The Options and the shares of Common Stock issued to the Optionee upon exercise of the Options shall be subject to all of the terms and provisions of the Plan and the Management Stockholder's Agreement, to the extent applicable to the Options and such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. In the event of any conflict between this Agreement or the Plan and the Management Stockholder's Agreement, the terms of the Management Stockholder's Agreement shall control.

SECTION 5.7 - AMENDMENT

              This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.

SECTION 5.8 - GOVERNING LAW

              The laws of the State of Texas (or if the Company reincorporates in another state, the laws of that state) shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

SECTION 5.9 - JURISDICTION

              Any suit, action or proceeding against the Optionee with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought in any court of competent jurisdiction in the State of Texas (or if the Company reincorporates in another state, in that state) or New York, as the Company may elect in its sole discretion, and the Optionee hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Optionee hereby irrevocably waives any objections which he may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Texas (or if the Company reincorporates in another state, in that state) or New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against the Company with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of Texas (or if the Company reincorporates in another state, in that state) or New York, and the Optionee hereby irrevocably waives any right which he may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. The Company hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding.

              IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

                                                 RANDALL'S FOOD MARKETS, INC.


                                                 By: /s/ R. Randall Onstead, Jr.
                                                    ----------------------------
                                                    R. Randall Onstead, Jr.
                                                    President/C.E.O.

/s/ Michael M. Calbert                           Aggregate number of shares of
------------------------------                   Common Stock for which the Time
                                                 Option granted hereunder is
         Optionee                                exercisable (50% of total
                                                 number of shares): 8,258

                                                 Aggregate number of shares of
Michael M. Calbert                               Common Stock for which the
------------------------------                   Performance Option granted
2103 Tradewinds Dr.                              hereunder is exercisable (50%
Missouri City, TX  77459                         of total number of shares):
------------------------------                   8,257
         Address


Optionee's Taxpayer
Identification Number:

###-##-####
------------------------------

                                                                     Schedule I


       Plan Year                                        EBITDA Target
       ---------                                        -------------
         1998                                           $101.5 million
         1999                                           $118.9 million
         2000                                           $181.3 million
         2001                                           $207.6 million
         2002                                           $221.4 million
